FOR IMMEDIATE ATTENTION
-----------------------


Deborah Carty                                Clint Cantwell
NexMed, Inc.                                 Rubenstein Investor Relations, Inc.
(609) 208-9688, ext: 159                     212-843-8001
dcarty@nexmed.com                            ccantwell@rubensteinir.com


           NEXMED ANNOUNCES POSITIVE PHASE 3 RESULTS FOR ALPROX-TD(R)

          -COMPLETE DATA TO BE PRESENTED DURING ICESD LATER THIS MONTH-

Robbinsville, NJ, June 12, 2003 -- NexMed, Inc. (Nasdaq: NEXM), a developer of transdermal treatments based on its NexACT(R)drug delivery technology, today announced positive top-line results from its two pivotal Phase 3 studies of Alprox-TD(R) cream treatment for erectile dysfunction ("ED"). The clinical data indicated that the three dose levels of Alprox-TD(R) tested were effective over placebo in each study and in the combined analysis of the two studies. All doses showed a highly significant (p= 0.001 or p< 0.001) increase in Erectile Function Domain scores using the International Index of Erectile Function (IIEF), the gold standard for measuring efficacy in ED products. The side effects reported were mostly mild to moderate, localized and transient. The overall discontinuance rate due to side effects was less than 4%.

Dr. Wayne Hellstrom, Chief of Section of Andrology and Male Infertility at Tulane University School of Medicine, will present the complete set of data from the two Alprox-TD(R) pivotal Phase 3 studies at the 2nd International Consultation on Erectile and Sexual Dysfunction, which is co-sponsored by the World Health Organization, and will take place from June 28 to July 1, 2003 in Paris, France.

Over 1,700 patients with mild to severe ED were enrolled in the two pivotal Phase 3 studies. The studies, conducted at 85 US research clinics, were randomized, double-blind, placebo-controlled, and were designed to confirm the efficacy and safety of Alprox-TD(R) in patients with mild to severe ED. Alprox-TD(R) incorporates alprostadil with NexMed's patented NexACT(R) technology. The studies included patients who had not previously taken ED medications as well as patients who had little or no success with the currently approved oral medications for ED. Many of these patients also had diabetes, prostatectomies, hypertension and other serious medical conditions.

NexMed also announced that it is sending a notice for the release of escrowed funds to the escrow agent and the investors who participated in its April 21, 2003 private placement. At closing, $4 million of the proceeds were placed in escrow to fund any potential redemption by the purchasers to which they may be entitled if the results from NexMed's two pivotal Phase 3 studies for Alprox-TD(R) were determined to be unsatisfactory.

Dr. Y. Joseph Mo, President and C.E.O., commented, "We are delighted by these results. We have worked long and hard to achieve this milestone. It is the most significant event in NexMed's history. We look forward to sharing these results with potential marketing partners for Alprox-TD(R)."

Dr. James Yeager, Senior Vice-President for Scientific Affairs, said, "We continue to review the data for additional analysis of the safety and efficacy of our product in different populations including those patients who cannot take or have failed the marketed oral medications, and/or who have medical conditions such as hypertension, diabetes and/or cardiovascular complications." Dr. Yeager added, "We look forward to presenting these subset analyses to our colleagues at the Paris conference."

About NexMed, Inc.
------------------

NexMed, Inc. is an emerging pharmaceutical and medical technology company, with a product development pipeline of innovative treatments based on the NexACT(R) transdermal delivery technology. Its lead NexACT(R) product under development is the Alprox-TD(R) cream treatment for erectile dysfunction. The Company is also working with various pharmaceutical companies to explore the incorporation of NexACT(R) into their existing drugs as a means of developing new patient-friendly transdermal products and extending patent lifespans and brand equity.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to its ability to raise financing on acceptable terms, successful completion of clinical development programs, regulatory review and approval, product development and acceptance, manufacturing, competition, and/or other factors, some of which are outside the control of the Company.

                                       ##